Exhibit 15.01
November 19, 2010
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended July 2, 2010 and July 3, 2009, and the three- and six-month periods ended October 1, 2010 and October 2, 2009, and have issued our reports dated August 5, 2010 and November 3, 2010, respectively (which reports included an explanatory paragraph regarding the adoption of new accounting standards). As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended July 2, 2010 and October 1, 2010, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
San Jose, California